EXHIBIT 3.3

COMPANY AGREEMENT

OF

ENTERPRISE PRODUCTS OPERATING LLC

Dated June 30, 2007

Page
Article I	DEFINITIONS	2
1.1	Definitions	2
1.2	Construction	2
Article II	ORGANIZATION	2
2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purpose and Business	3
2.5	Powers	4
2.6	Power of Attorney	4
2.7	Term	5
2.8	Title to Company Assets	5
Article III	RIGHTS OF THE MEMBERS	6
3.1	Limitation of Liability	6
3.2	Management of Business	6
3.3	Rights of the Members Relating to the Company	6
3.4	Outside Activities of the Members	7
Article IV	TRANSFER OF MEMBERSHIP INTERESTS	7
4.1	Transfer Generally	7
4.2	Transfer of the Member’s Membership Interests	7
4.3	Restrictions on Transfers	8
Article V	CAPITAL CONTRIBUTIONS AND RELATED MATERS	8
5.1	Prior Contributions; Closing Date Contribution of MLP	8
5.2	Additional Capital Contributions	8
5.3	Interest and Withdrawal	9
5.4	Capital Accounts	9
5.5	Loans from Members	11
5.6	Limited Preemptive Rights	12
5.7	Fully Paid and Non-Assessable Nature of Members Membership Interests	12
Article VI	ALLOCATIONS AND DISTRIBUTIONS	12
6.1	Allocations for Capital Account Purposes	12
6.2	Allocations for Tax Purposes	16
6.3	Distributions	18
Article VII	MANAGEMENT AND OPERATION OF BUSINESS	18
7.1	Management	18
7.2	Certificate of Formation	20
7.3	Restrictions on Manager’s Authority	21

- i -

(continued)

Page
7.4	Reimbursement of the Manager	21
7.5	Outside Activities	22
7.6	Loans from the Manager; Loans or Contributions from the Company; Contracts with Affiliates; Certain Restrictions on the Manager	23
7.7	Indemnification	24
7.8	Liability of Indemnitees	26
7.9	Resolution of Conflicts of Interest	27
7.10	Other Matters Concerning the Manager	28
7.11	Reliance by Third Parties	29
Article VIII	BOOKS, RECORDS, ACCOUNTING AND REPORTS	30
8.1	Records and Accounting	30
8.2	Fiscal Year	30
Article IX	TAX MATTERS	30
9.1	Preparation of Tax Returns	30
9.2	Tax Elections	30
9.3	Tax Controversies	30
9.4	Withholding	31
Article X	ADMISSION OF MEMBERS	31
10.1	Admission of the Members	31
10.2	Admission of Substituted Members	31
10.3	Admission of Additional Members	31
10.4	Amendment of Agreement and Certificate of Formation	31
Article XI	RESIGNATION OR REMOVAL OF PARTNERS	32
11.1	Resignation of the Manager	32
11.2	Removal of the Manager	33
11.3	Withdrawal of the Members	33
Article XII	WINDING UP AND LIQUIDATION	33
12.1	Winding Up	33
12.2	Continuation of the Business of the Company After Winding Up	34
12.3	Liquidator	34
12.4	Liquidation	35
12.5	Termination of Certificate of Formation	35
12.6	Return of Capital Contributions	36
12.7	Waiver of Partition	36
12.8	Capital Account Restoration	36
Article XIII	AMENDMENT OF COMPANY AGREEMENT	36
13.1	Amendment to be Adopted Solely by the Manager	36
13.2	Amendment Procedures	37

- ii -

(continued)

Page
Article XIV	MERGER	37
14.1	Authority	37
14.2	Procedure for Merger or Consolidation	38
14.3	Approval by the Members of Merger or Consolidation	39
14.4	Certificate of Merger	39
14.5	Effect of Merger	39
Article XV	GENERAL PROVISIONS	40
15.1	Addresses and Notices	40
15.2	References	40
15.3	Further Action	40
15.4	Binding Effect	40
15.5	Integration	40
15.6	Creditors	40
15.7	Waiver	40
15.8	Counterparts	41
15.9	Applicable Law	41
15.10	Invalidity of Provisions	41
15.11	Amendments to Reflect GP Reorganization Agreement	41

- iii -

COMPANY AGREEMENT

OF

ENTERPRISE PRODUCTS OPERATING LLC

THIS COMPANY AGREEMENT OF ENTERPRISE PRODUCTS OPERATING LLC dated as of June 30, 2007, is entered into by and among Enterprise Products OLPGP, Inc., a Delaware corporation (“OLPGP”), and Enterprise Products Partners L.P., a Delaware limited partnership (the “MLP”), as the Members, together with any other Persons who become members in the Company or parties hereto as provided herein.

RECITALS

WHEREAS, OLPGP and the MLP adopted that certain Plan of Conversion dated June 30, 2007 (the “Plan of Conversion”), to convert (the “Conversion”) Enterprise Products Operating L.P., a Delaware limited partnership (the “Delaware partnership”), to a Texas limited partnership (the “Texas Partnership”);

WHEREAS, pursuant to the Plan of Conversion, a Certificate of Formation and a Certificate of Conversion were filed with the Secretary of State of the State of Texas and a Certificate of Conversion to Non-Delaware Entity was filed with the Secretary of State of the State of Delaware to convert the Delaware Partnership to the Texas Partnership effective at 10:59 p.m., Central Time, on June 30, 2007 (the “Effective Time of the Conversion”), in accordance with the provisions of Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (6 Del.C. § 17-101, et seq.), as amended, and Section 10.102, et seq., of the Texas Business Organizations Code, as amended (the “TBOC”);

WHEREAS, pursuant to the Plan of Conversion, and at the Effective Time of the Conversion, the 0.001% and 99.999% partnership interests of the Converting Entity owned by OLPGP and the MLP, respectively, immediately prior to the Effective Time of the Conversion were converted into 0.001% and 99.999% of the partnership interest in the Texas Partnership;

WHEREAS, effective at 11:58 p.m., Central Time, on June 30, 2007, OLGP and the MLP formed the Company, with OLPGP acquiring 0.001% of the Membership Interest and the MLP acquiring 99.999% of the Membership Interest;

WHEREAS, pursuant to an Agreement and Plan of Merger, the Texas Partnership will merge (the “Merger”) with and into the Company at 11:59 p.m., Central Time;

WHEREAS, as a result of the Conversion and the Merger, the Company will be the successor to each of the Delaware Partnership and the Texas Partnership; and

WHEREAS, certain provisions of the Delaware Partnership Agreement are adopted by the Members in this Agreement to contemplate the Company being the successor-in-interest to each of the Texas Partnership and the Delaware Partnership;

AGREEMENT

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived from them, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges and confesses, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1          Definitions. The definitions listed on Attachment I shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

1.2          Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

2.1          Formation. The Company was formed when its Certificate of Formation was filed by an “organizer” (within the meaning of the Texas Act) with the Secretary of State of the State of Texas pursuant to and in accordance with the Texas Act. The execution of the Certificate of Formation by such organizer, and the filing of the Certificate of Formation with the Secretary of State of the State of Texas, are hereby ratified, confirmed and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Texas, such organizer’s powers as the “organizer” ceased. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, winding up and termination of the Company shall be governed by the Texas Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Partnership property.

2.2          Name. The name of the Company shall be “Enterprise Products Operating LLC” The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Manager in its sole discretion. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Manager in its discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

2.3          Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Manager, the registered office of the Company in the State of Texas shall be located at 1021 Main Street, Suite 1150, Houston, Texas 77002, and the registered agent for service of process on the Company in the State of Texas at such registered office shall be CT Corporation System. The principal office of the Company shall be located at 1100 Louisiana

Street, Houston, Texas 77002 or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Texas as the Manager deems necessary or appropriate. The address of the Manager shall be 1100 Louisiana Street, Houston, Texas 77002 or such other place as the Manager may from time to time designate by notice to the Members.

2.4          Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to conduct the following businesses or activities, in each case provided that any such business or activity is conducted within North America:

(a)          to serve as a partner, member or other equity owner of any Subsidiaries of the Company pursuant to the applicable partnership agreements, limited liability company agreements or other applicable documents and, in connection therewith, to exercise all of the rights and powers conferred upon the Company under such agreements or documents;

(b)          to acquire, manage, lease, sell, operate and otherwise deal with any and all assets or properties contributed or transferred to the Company (by operation of law or otherwise) by the Manager, its Affiliates or any other Persons prior to or in connection with the consummation of the transactions taking place on the Closing Date and any similar assets or properties and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to any agreements relating to such assets;

(c)          to engage directly in, or to enter into or form any corporation, limited liability company, partnership, joint venture or other arrangement to engage indirectly in, any type of business or activity engaged in by EPC or its Affiliates immediately prior to the Closing Date and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business or activity;

(d)          to engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Manager and which may lawfully be conducted by a limited liability company organized pursuant to the Texas Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; provided, however, that the Manager determines in good faith, prior to the conduct of such activity, that the conduct by the Company of such activity is not likely to result in the Company being treated as an association taxable as a corporation for federal income tax purposes; and

(e)          to do anything necessary or appropriate to the foregoing, including, without limitation, the making of capital contributions to a Group Member, the MLP or any Subsidiary of the MLP.

The Manager has no obligation or duty to the Company, the Members or any Assignee to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Company of any business.

2.5          Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.6          Power of Attorney.

(a)          Each Member and each Assignee hereby constitutes and appoints the Manager and, if a Liquidator (other than the Manager) shall have been selected pursuant to Section 12.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i)           execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Manager or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Texas and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Manager or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager or the Liquidator deems necessary or appropriate to reflect the winding up and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Membership Interests; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Company pursuant to Article XIV; and

(ii)          execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Manager or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Manager or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when the approval of the Members is required by any provision of this Agreement, the Manager or the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Members is obtained.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the Manager to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b)          The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of the Members or Assignee and the transfer of all or any portion of the Member’s or Assignee’s Membership Interest and shall extend to the Member’s or Assignee’s heirs, successors, assigns and personal representatives. Each Member or Assignee hereby agrees to be bound by any representation made by the Manager or the Liquidator acting in good faith pursuant to such power of attorney; and each Member or Assignee hereby waives, to the maximum extent permitted by law, any and all defenses that may be available to contest, negate or disaffirm the action of the Manager or the Liquidator taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Manager or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Manager or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Company.

2.7          Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Texas Act and shall continue in existence in perpetuity, or until the earlier termination of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Texas Act.

2.8          Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member or Assignee individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Manager, one or more of its Affiliates or one or more nominees, as the Manager may determine. The Manager hereby declares and warrants that any Company assets for which record title is held in the name of the Manager, one or more of its Affiliates or one or more nominees shall be held by the Manager or such Affiliate or nominee for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Manager shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Manager determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the Manager or as soon thereafter as practicable, the Manager shall use reasonable efforts to effect the transfer of record title to the Company and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Manager. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III

RIGHTS OF THE MEMBERS

3.1          Limitation of Liability. The Members and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Texas Act.

3.2         Management of Business. Neither any Member nor any Assignee, in its capacity as such, shall participate in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. Any action taken by any Affiliate of the Manager or any officer, director, employee, member, partner, agent or trustee of the Manager or any of its Affiliates, or any officer, director, employee, member, partner, agent or trustee of a Group Member, the MLP or any Subsidiary of the MLP, in its capacity as such, shall not be deemed to be participating in the control of the business of the Company by a Member of the Company and shall not affect, impair or eliminate the limitations on the liability of the Members or Assignee under this Agreement.

3.3	Rights of the Members Relating to the Company.

(a)          In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.3(b), each Member shall have the right, for a purpose reasonably related to the Member’s interest as a member in the Company, upon reasonable demand and at the Member’s own expense:

(i)           to obtain true and full information regarding the status of the business and financial condition of the Company;

(ii)          promptly after becoming available, to obtain a copy of the Company’s federal, state and local tax returns for each year;

(iii)        to have furnished to it, a current list of the name and last known business, residence or mailing address of each Member;

(iv)         to have furnished to it, a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

(v)          to obtain information regarding the amount of cash and a description and statement of the [Net Member] and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

(vi)         to obtain such other information regarding the affairs of the Company as is just and reasonable.

(b)          Notwithstanding any other provision of this Agreement, the Manager may keep confidential from the Members and any Assignee, for such period of time as the

Manager deems reasonable, (i) any information that the Manager reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Manager in good faith believes (A) is not in the best interests of the MLP or the Partnership Group, (B) could damage the MLP or the Partnership Group or (C) that the MLP or any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

3.4          Outside Activities of the Members. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Person shall also be a Member, the Members shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Partnership Group.

ARTICLE IV

TRANSFER OF MEMBERSHIP INTERESTS

4.1          Transfer Generally.

(a)          The term “transfer,” when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which a Member assigns its Membership Interest as a member in the Company to another Person who becomes the Member or Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b)          No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

(c)          Nothing contained in this Agreement shall be construed to prevent a disposition by any member or partner of the Member of any or all of the issued and outstanding member or partner interests of the Member.

4.2          Transfer of the Member’s Membership Interests. A Member may transfer all, but not less than all, of its Membership Interest as a member of the Company in connection with the merger, consolidation or other combination of the Member with or into any other Person or the transfer by the Member of all or substantially all of its assets to another Person, and following any such transfer such Person may become a Substituted Member pursuant to Article X. Except as set forth in the immediately preceding sentence, or in connection with any pledge of (or any related foreclosure on) the Member’s Membership Interest of the Company solely for the purpose of securing, directly or indirectly, indebtedness of the Company or the MLP, a Member may not transfer all or any part of its Membership Interest or withdraw from the Company.

4.3          Restrictions on Transfers.

(a)          Notwithstanding the other provisions of this Article IV, no transfer of any Membership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Company or the MLP under the laws of the jurisdiction of its formation or (iii) cause the Company or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b)          The Manager may impose restrictions on the transfer of Membership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Company’s or the MLP’s becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Manager may determine to be necessary or appropriate to impose such restrictions.

ARTICLE V

CAPITAL CONTRIBUTIONS AND RELATED MATERS

5.1          Prior Contributions; Closing Date Contribution of MLP.

(a)          Prior to the Closing Date, (i) the OLPGP made certain Capital Contributions to the Delaware Partnership in exchange for an interest in the Delaware Partnership and was admitted as the general partner of the Delaware Partnership, and (ii) the MLP made certain Capital Contributions to the Delaware Partnership in exchange for an interest in the Delaware Partnership and was admitted as a limited partner of the Delaware Partnership.

(b)          On the Closing Date, the partnership interest of OLPGP in the Delaware Partnership continued and was subject to all of the rights, privileges and duties of the OLPGP under the Delaware Partnership Agreement.

(c)          On the Closing Date, the MLP made a cash Capital Contribution to the Delaware Partnership equal to the net proceeds to the MLP from the Initial Offering and in exchange therefor the partnership interest of the MLP as a limited partner in the Delaware Partnership continued, subject to the rights, privileges and duties of the MLP under the Delaware Partnership Agreement.

5.2          Additional Capital Contributions. With the consent of the Manager, the Members may, but shall not be obligated to, make additional Capital Contributions to the Company. Contemporaneously with the making of any such additional Capital Contributions by the MLP, OLPGP shall be obligated to make an additional Capital Contribution to the Company in an amount equal to 0.001/99.999 of the cash, cash equivalents or Net Agreed Value of the additional Capital Contribution then made by the MLP (including with respect to additional Capital Contributions by the MLP of the net proceeds received by the MLP upon the issuance of Common Units pursuant to the Over-Allotment Option). Except as set forth in the immediately preceding sentence and Article XII, the Members shall not be obligated to make any additional Capital Contributions to the Company.

5.3          Interest and Withdrawal. No interest shall be paid by the Company on Capital Contributions. No Member or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Members and Assignees agree within the meaning of Section 101.154 of the Texas Act.

5.4          Capital Accounts.

(a)          The Company shall maintain for each Member owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation Section 1.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Membership Interest pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Membership Interest pursuant to Section 6.1.

(b)          For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)           Solely for purposes of this Section 5.4, the Company shall be treated as owning directly its proportionate share (as determined by the Manager) of all property owned by any OLP Subsidiary that is classified as a partnership for federal income tax purposes.

(ii)          All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

(iii)        Except as otherwise provided in Treasury Regulation Section 1.704-l(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-2(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)         Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(v)          In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Manager may adopt.

(vi)         If the Company’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

(c)          A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Company Interest so transferred.

(d)          (i) In accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Manager using such reasonable method of valuation as it may adopt; provided, however, that the Manager, in arriving at such valuation, must take fully into account the fair market value of the Company Interests of all Members at such time. The Manager shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

(i)           In accordance with Treasury Regulation Section 1.704-l(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Company pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.5          Loans from Members. Loans by a Member to the Company shall not constitute Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such excess advances shall be a debt obligation of the

Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

5.6          Limited Preemptive Rights. Except as provided in Section 5.2, no Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

5.7          Fully Paid and Non-Assessable Nature of Members Membership Interests. All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Membership Interests in the Company, except as such non-assessability may be affected by Section 101.206 of the Texas Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1          Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided hereinbelow.

(a)          Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Members as follows:

(i)           First, 100% to OLPGP until the Net Income allocated to OLPGP pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to OLPGP pursuant to Section 6.1(b)(ii) for all previous taxable years under the Delaware Partnership Agreement;

(ii)          Second, 100% to the Members in accordance with their respective Percentage Interests.

(b)          Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(c)          Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made with respect to the taxable period ending on or before the Liquidation Date; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)           If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Gain shall be allocated between the Manager and the Members in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A)         First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account; and

(B)         Second, 100% to the Members in accordance with their respective Percentage Interests.

(ii)          If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.4(d)), such Net Termination Loss shall be allocated to the Members in the following manner:

(A)         First, 100% to the Members in proportion to, and to the extent of, the positive balances in their respective Capital Accounts; and

(B)         Second, the balance, if any, 100% to the Members in accordance with their respective Percentage Interests.

(d)          Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i)           Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period

(other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)          Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(v) and 6.1(d)(vi), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or 6.1(d)(ii).

(iv)         Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)          Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective

Percentage Interests. If the Manager determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Manager is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)         Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)       Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

(viii)      Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix)      Curative Allocation.

(A)         Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(ix)(A) shall only be made with respect to Required Allocations to the extent the Manager reasonably determines that such allocations will otherwise be inconsistent with the economic Agreement among the Members. Further, allocations pursuant to this Section 6.1(d)(ix)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Manager reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

(B)         The Manager shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(d)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(ix)(A) among the Members in a manner that is likely to minimize such economic distortions.

6.2          Allocations for Tax Purposes.

(a)          Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)          In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)           (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii)          (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.4(d)(i) or 5.4(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii)        The Manager shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(c)          For the proper administration of the Company and for the preservation of uniformity of Units of the MLP (or any class or classes thereof), the Manager shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units of the MLP (or any class or classes thereof). The Manager may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Units of the MLP issued and outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

(d)          The Manager in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company’s common basis of such property, despite any inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-l(a)(6) or Proposed Treasury Regulation Section 1.197-2(g)(3). If the Manager determines that such reporting position cannot reasonably be taken, the Manager may adopt depreciation and amortization conventions under which all purchasers acquiring Units of the MLP in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Manager chooses not to utilize such aggregate method, the Manager may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any class or classes of Units of the MLP that would not have a material adverse effect on the Members or the holders of any class or classes of Units of the MLP.

(e)          Any gain allocated to the Members upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f)           All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g)          The Manager may adopt such methods of allocation of income, gain, loss or deduction between a transferor and a transferee of a Membership Interest as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

6.3          Distributions.

(a)          Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 153.210 of the Texas Act, be distributed in accordance with this Article VI by the Company to the Members in accordance with their respective Percentage Interests. The immediately preceding sentence shall not require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject. All distributions required to be made under this Agreement shall be made subject to Section 153.210 of the Texas Act.

(b)          In the event of the winding up and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs (other than from borrowings described in (a) (ii) of the definition of Available Cash) shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)          The Manager shall have the discretion to treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1          Management.

(a)          The Manager shall conduct, direct and manage all activities of the Company. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Manager, and neither the Members, in their capacity as members of the Company, nor any Assignees shall have any management power over the business and affairs of the Company. In addition to the powers now or hereafter granted a manager of a limited liability company under applicable law or which are granted to the Manager under any other provision of this Agreement, the Manager, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)           the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii)          the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(iii)        the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv)         the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the MLP); the repayment of obligations of the MLP or any member of the Partnership Group; and the making of capital contributions to any member of the Partnership Group;

(v)          the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the Manager or its assets other than its interest in the Company, even if same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

(vi)          the distribution of Company cash;

(vii)       the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii)      the maintenance of such insurance for the benefit of the Partnership Group and the Members (including the assets of the Company) as it deems necessary or appropriate;

(ix)         the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships subject to the restrictions set forth in Section 2.4;

(x)          the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi)         the indemnification of any Person against liabilities and contingencies to the extent permitted by law; and

(xii)       the undertaking of any action in connection with the Company’s participation as a partner or equity owner of any Group Member.

(b)          Notwithstanding any other provision of this Agreement, the MLP Agreement, the Texas Act or any applicable law, rule or regulation, each of the Members and Assignees (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the MLP Agreement, the Underwriting Agreement, the EPCO Agreement and the other agreements described in or filed as a part of the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the Manager (on its own or through any officer of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the Manager, the MLP, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the Manager of any duty that the Manager may owe the Company or the Members or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

7.2          Certificate of Formation. The Manager has caused the Certificate of Formation to be filed with the Secretary of State of the State of Texas as required by the Texas Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the Manager in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Texas or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Manager in its sole discretion to be reasonable and necessary or appropriate, the Manager shall file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability ompany under the laws of the State of Texas or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.3(a), the Manager shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to the Members or any Assignee.

7.3          Restrictions on Manager’s Authority.

(a)          The Manager may not, without written approval of the specific act by the Members or by other written instrument executed and delivered by the Members subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Company; (ii) possessing Company property, or assigning any rights in specific Company property, for other than a Company purpose; (iii) admitting a Person as a member; or (iv) amending this Agreement in any manner.

(b)          Except as provided in Article XII and Article XIV, the Manager may not sell, exchange or otherwise dispose of or approve on behalf of the Company the sale, exchange or other disposition of all or substantially all of the Company’s assets in a single transaction or a series of related transactions without the approval of the Members; provided, however, that this provision shall not preclude or limit the Manager’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company and shall not apply to any forced sale of any or all of the assets of the Company pursuant to the foreclosure of, or other realization upon, any such encumbrance.

7.4          Reimbursement of the Manager.

(a)          Except as provided in this Section 7.4 and elsewhere in this Agreement or in the MLP Agreement, the Manager shall not be compensated for its services as general partner or manager of the MLP or any Group Member.

(b)          Subject to any of the applicable limitations contained in the EPCO Agreement, the Manager shall be reimbursed on a monthly basis, or such other reasonable basis as the Manager may determine in its sole discretion, for (i) all direct and indirect expenses that it incurs or payments it makes on behalf of the Company (including amounts paid by the Manager to EPC under the EPCO Agreement and including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the Manager, to perform services for the Company or for the Manager in the discharge of its duties to the Company), and (ii) all other necessary or appropriate expenses allocable to the Company or otherwise reasonably incurred by the Manager in connection with operating the Company’s business (including expenses allocated to the Manager by its Affiliates). The Manager shall determine the expenses that are allocable to the Company in any reasonable manner determined by the Manager in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the Manager as a result of indemnification pursuant to Section 7.7.

(c)          The Manager, in its sole discretion and without the approval of the Members (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices or cause the Company to issue Partnership Securities, in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by OLPGP or any of its Affiliates, in each case for the benefit of employees of the OLPGP, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. Expenses incurred by OLPGP in connection with any such plans, programs and practices shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of OLPGP under any employee benefit plans, employee programs or employee practices adopted by the Manager as permitted by this Section 7.4(c) shall constitute obligations of the OLPGP.

7.5          Outside Activities.

(a)          The Manager, for so long as it is the manager of the Company (i) agrees that its sole business will be to act as the general partner or managing member of the Company, the MLP, and any other partnership or limited liability company of which the Company or the MLP is, directly or indirectly, a partner or managing member and to undertake activities that are ancillary or related thereto (including being a limited partner in the partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted by the EPCO Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Activity.

(b)          EPC has entered into the EPCO Agreement with the Company and the MLP, which agreement sets forth certain restrictions on the liability of EPC and its Affiliates to engage in Restricted Activities.

(c)          Except as specifically restricted by Section 7.5(a) and the EPCO Agreement, each Indemnitee (other than the Manager) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Member or Assignee. Neither any Group Member, the Members nor any other Person shall have any rights by virtue of this Agreement, the MLP Agreement or the partnership relationship established thereby in any business ventures of any Indemnitee.

(d)          Subject to the terms of the EPCO Agreement and Sections 7.5(a), 7.5(b), and 7.5(c), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the Manager) in accordance with the provisions of this Section 7.5 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of the Manager’s fiduciary duty or any other obligation of any type whatsoever of the Manager for the Indemnitees

(other than the Manager) to engage in such business interests and activities in preference to or the exclusion of the Company and (iii) the Manager and the Indemnitees shall have no obligation to present business opportunities to the Company.

(e)          The Manager and any of its Affiliates may acquire Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights relating to such Partnership Securities.

(f)           The term “Affiliates” when used in Sections 7.5(a) and 7.5(b) with respect to the Manager shall not include any Group Member or any Subsidiary of a Group Member.

7.6          Loans from the Manager; Loans or Contributions from the Company; Contracts with Affiliates; Certain Restrictions on the Manager.

(a)          The Manager or any of its Affiliates may lend to the MLP or any Group Member, and the MLP or any Group Member may borrow from the Manager or any of its Affiliates, funds needed or desired by the MLP or the Group Member for such periods of time and in such amounts as the Manager may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the Manager or any of its Affiliates (other than the MLP, a Subsidiary of the MLP or another Group Member).

(b)          The Company may lend or contribute to any Group Member and any Group Member may borrow from the Company, funds on terms and conditions established in the sole discretion of the Manager; provided, however, that the Company may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the Manager’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the Manager in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)          The Manager may itself, or may enter into an agreement, in addition to the EPCO Agreement, with any of its Affiliates to, render services to a Group Member or to the Manager in the discharge of its duties as the manager of the Company. Any services rendered to a Group Member by the Manager or any of its Affiliates shall be on terms that are fair and reasonable to the Company; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special

Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d)          Any Group Member may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e)          Neither the Manager nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Company, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Company; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Section 5.1 and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Company than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company), is equitable to the Company.

(f)           The Manager and its Affiliates will have no obligation to permit the MLP or any Group Member to use any facilities or assets of the Manager and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the Manager or its Affiliates to enter into such contracts.

(g)          Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Members.

7.7          Indemnification.

(a)          To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee”; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the Manager) not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the Manager with respect to its obligations incurred pursuant to the Underwriting Agreement (other than obligations incurred by the Manager on behalf of the Company or the MLP). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Manager shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)          To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)          The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as a Person of the type described in clauses (a)-(d) of the definition of the term “Indemnitee,” and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)          The Company may purchase and maintain (or reimburse the Manager or its Affiliates for the cost of) insurance, on behalf of the Manager, its Affiliates and such other Persons as the Manager shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          For purposes of this Section 7.7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

(f)           In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)          The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)           No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.8          Liability of Indemnitees.

(a)          Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b)          Subject to its obligations and duties as Manager set forth in Section 7.1(a), the Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Manager shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Manager in good faith.

(c)          To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Manager and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

(d)          Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, the Members, the Manager, and the Company’s and Manager’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

7.9          Resolution of Conflicts of Interest.

(a)          Unless otherwise expressly provided in this Agreement or the MLP Agreement, whenever a potential conflict of interest exists or arises between the Manager or any of its Affiliates, on the one hand, and the Company, the MLP, any Member or any Assignee, on the other, any resolution or course of action by the Manager or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of the MLP Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Company. The Manager shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Company if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts within the actual knowledge of the officers and directors of the Manager and EPC regarding the proposed transaction were disclosed to the Audit and Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iii) fair to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Manager may also adopt a resolution or course of action that has not received Special Approval. The Manager (including the Audit and Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Company and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the Manager (including the Audit and Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the Manager (including the Audit and Conflicts Committee) to consider the interests of any Person other than the Company. In the absence of bad faith by the Manager, the resolution, action or terms so made, taken or provided by the Manager with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Texas Act or any other law, rule or regulation.

(b)          Whenever this Agreement or any other agreement contemplated hereby provides that the Manager or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the Manager or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company, the MLP, the Members or, any limited partner of the MLP or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the Manager or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the MLP Agreement, any other agreement contemplated hereby or under the Texas Act or any other law, rule or regulation. In addition, any actions taken by the Manager or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definitions of Available Cash shall not constitute a breach of any duty of the Manager to the Company, the Members or any limited partner of the MLP. The Manager shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the Manager shall be deemed to constitute a breach of any duty of the Manager to the Company or the Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions to OLPGP or its Affiliates to exceed 0.001% of the total amount distributed to all members or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

(c)          Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d)          The Members hereby authorizes the Manager, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the Manager pursuant to this Section 7.9.

7.10          Other Matters Concerning the Manager.

(a)          The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)          The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the Manager reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c)          The Manager shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company. Each such attorney shall, to the extent provided by the Manager in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager hereunder.

(d)          Any standard of care and duty imposed by this Agreement or under the Texas Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the Manager to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the Manager to be in, or not inconsistent with, the best interests of the Company.

7.11       Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Manager and any officer of the Manager authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Manager or any such officer as if it were the Company’s sole party in interest, both legally and beneficially. The Members hereby waive any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any such officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1          Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

8.2          Fiscal Year. The fiscal year of the Company shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

9.1          Preparation of Tax Returns. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Company’s taxable year ends. The classification, realization and recognition of income and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2          Tax Elections.

(a)          The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Manager’s determination that such revocation is in the best interests of the Members.

(b)          The Company shall elect to deduct expenses incurred in organizing the Company ratably over a sixty-month period as provided in Section 709 of the Code.

(c)          Except as otherwise provided herein, the Manager shall determine whether the Company should make any other elections permitted by the Code.

9.3          Tax Controversies. Subject to the provisions hereof, the Manager is designated as the Tax Matters Member (as defined in Section 6231 of the Code) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Manager and to do or refrain from doing any or all things reasonably required by the Manager to conduct such proceedings.

9.4          Withholding. Notwithstanding any other provision of this Agreement, the Manager is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may be treated as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

ARTICLE X

ADMISSION OF MEMBERS

10.1       Admission of the Members. The Members were each admitted to the Company as a member contemporaneously with the formation of the Company under the Texas Act.

10.2       Admission of Substituted Members. Any Person that is the successor in interest to the Members as described in Section 4.2 shall be admitted to the Company as the Members upon (a) furnishing to the Manager (i) acceptance in form satisfactory to the Manager of all of the terms and conditions of this Agreement and (ii) such other documents or instruments as may be required to effect its admission as the Members in the Company and (b) obtaining the consent of the Manager, which consent may be given or withheld in the Manager’s sole discretion. Such Person shall be admitted to the Company as the Members immediately prior to the transfer of the Membership Interest, and the business of the Company shall continue without dissolution.

10.3          Admission of Additional Members.

(a)          A Person (other than a Member or a Substituted Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Members only upon furnishing to the Manager (i) evidence of acceptance in form satisfactory to the Manager of all of the terms and conditions of this Agreement, including the granting of the power of attorney granted in Section 2.6 and (ii) such other documents or instruments as may be required in the discretion of the Manager to effect such Person’s admission as an Additional Member.

(b)          Notwithstanding anything to the contrary in this Section 10.3, no Person shall be admitted as an Additional Member without the consent of the Manager, which consent may be given or withheld in the Manager’s discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Company, following the consent of the Manager to such admission.

10.4       Amendment of Agreement and Certificate of Formation. To effect the admission to the Company of any Member, the Manager shall take all steps necessary and appropriate under the Texas Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Manager shall prepare and file an amendment to the Certificate of Formation, and the Manager may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

RESIGNATION OR REMOVAL OF PARTNERS

11.1          Resignation of the Manager.

(a)          The Manager shall be deemed to have resigned as the manager of the Company upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Resignation”);

(i)           the Manager voluntarily resignes from the Company by giving written notice to the other Members;

(ii)           the Manager is removed pursuant to Section 11.2;

(iii)           [Reserved]

(iv)         the Manager (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Manager in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the Manager or of all or any substantial part of its properties;

(v)          a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the Manager; or

(vi)         (A) in the event the Manager is a corporation, a certificate of dissolution or its equivalent is filed for the Manager, or 90 days expire after the date of notice to the Manager of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the Manager is a partnership or limited liability company, the dissolution and commencement of winding up of the Manager; (C) in the event the Manager is acting in such capacity by virtue of being a trustee of the trust, the termination of the trust; (D) in the event the Manager is a natural person, his death or adjudication of incompetency; (E) and otherwise in the event of the termination of the Manager.

If an Event of Resignation specified in Section 11.1(a)(iii) (with respect to resignation), (iv), (v) or (vi)(A), (B), (C) or (E) occurs, the resigning Manager shall give notice to the Members within 30 days after such occurrence. The Members hereby agree that only the Events of Resignation described in this Section 11.1 shall result in the resignation of the Manager from the Company.

(b)          Resignation of the Manager from the Company upon the occurrence of an Event of Resignation shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2008, the Manager voluntarily resigns by giving at least 90 days’ advance notice of its intention to resign to the Members; (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2008, the Manager voluntarily resigns by giving at least 90 days’ advance notice to the Members, such resignation to take effect on the date specified in such notice; or (iii) at any time that the Manager ceases to be the Manager pursuant to Section 11.1(a)(ii). If the Manager gives a notice of resignation pursuant to Section 11.1(a)(i) hereof, the MLP may, prior to the effective date of such resignation, elect a successor Manager. If, prior to the effective date of the Manager’s resignation, a successor is not selected by the MLP as provided herein, the Company shall be dissolved in accordance with Section 12.1.

11.2       Removal of the Manager. The Manager may be removed by the MLP. If the Manager is removed pursuant to this Section 11.2, the MLP may, prior to the effective date of such removal, elect a successor Manager.

11.3       Withdrawal of the Members. Without the prior written consent of the Manager, which may be granted or withheld in its sole discretion, and except as provided in Section 10.1, the Members shall not have the right to withdraw from the Company.

ARTICLE XII

WINDING UP AND LIQUIDATION

12.1       Winding Up. The Company shall wind up, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a)          the expiration of its term as provided in Section 2.7;

(b)          an Event of Resignation of the Manager as provided in Section 11.1(a)(i), unless a successor is elected as provided in Section 11.1(b) or 11.2;

(c)          an election to wind up the Company by the Manager that is approved by the Members;

(d)          entry of judicial dissolution of the Company pursuant to the provisions of the Texas Act;

(e)          the sale of all or substantially all of the assets and properties of the Partnership Group; or

(f)          the dissolution of the MLP.

12.2       Continuation of the Business of the Company After Winding Up. Upon (a) winding up of the Company following an Event of Resignation caused by the resignation or removal of the Manager as provided in Section 11.1(a)(i) or (ii) and the failure of the MLP to select a successor pursuant to Section 11.1 or 11.2, then within 90 days thereafter or (b) winding up of the Company upon an event constituting an Event of Resignation pursuant to Section 11.1(a)(iii), (iv) or (v) of the MLP Agreement, then, to the maximum extent permitted by law, within 180 days thereafter, the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement and having as a manager a Person approved by the MLP. In addition, upon winding up of the Company pursuant to Section 12.1(f), if the MLP is reconstituted pursuant to Section 12.2 of the MLP Agreement, the reconstituted MLP may (whether or not it is the sole member), within 180 days after such event of winding up, as a Member, elect to reconstitute the Company in accordance with the immediately preceding sentence. Upon any such election by the Members, all Members shall be bound thereby and shall be deemed to have approved same. Unless such an election is made within the applicable time period as set forth above, the Company shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i)           the reconstituted Company shall continue until the end of the term set forth in Section 2.7 unless earlier wound up in accordance with this Article XII; and

(ii)          all necessary steps shall be taken to cancel this Agreement and the Certificate of Formation and to enter into and, as necessary, to file a new company agreement and certificate of formation, and the successor Manager may for this purpose exercise the powers of attorney granted the Manager pursuant to Section 2.6; provided, that the right to approve a successor Manager and to reconstitute and to continue the business of the Company shall not exist and may not be exercised unless the Company has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of the Members or any limited partner of the MLP and (y) neither the Company, the reconstituted limited liability company nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

12.3       Liquidator. Upon winding up of the Company, unless the Company is continued under an election to reconstitute and continue the Company pursuant to Section 12.2, the Manager shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be approved by the Members. The Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by the Members. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Members. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

12.4       Liquidation. The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Members, subject to Section 11.053 of the Texas Act and the following:

(a)          Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or part of the Company’s assets would be impractical or would cause undue loss to the Members. The Liquidator may, in its absolute discretion, distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

(b)          Discharge of Liabilities. Liabilities of the Company include amounts owed to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)          Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation, Section 1.704-l(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.5       Termination of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 12.4 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Texas shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

12.6       Return of Capital Contributions. The Manager shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

12.7       Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

12.8       Capital Account Restoration. No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XIII

AMENDMENT OF COMPANY AGREEMENT

13.1       Amendment to be Adopted Solely by the Manager. Each Member agrees that the Manager, without the approval of any Member or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)          a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)          admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)          a change that, in the sole discretion of the Manager, is necessary or advisable to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that no Group Member nor the MLP will be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes;

(d)          a change that, in the discretion of the Manager, (i) does not adversely affect the Members in any material respect, (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Texas Act), compliance with any of which the Manager determines in its discretion to be in the best interests of the Company and the Members, (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or (iv) is required to conform the provisions of this Agreement with the provisions of the MLP Agreement as the provisions of the MLP Agreement may be amended, supplemented or restated from time to time;

(e)          a change in the fiscal year or taxable year of the Company and any changes that, in the discretion of the Manager, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Company including, if the Manager shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Company;

(f)           an amendment that is necessary, in the Opinion of Counsel, to prevent the Company or the Manager or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)          any amendment expressly permitted in this Agreement to be made by the Manager acting alone;

(h)          an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.1;

(i)           an amendment that, in the discretion of the Manager, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

(j)          a merger or conveyance pursuant to Section 14.3(d); or

(k)          any other amendments substantially similar to the foregoing.

13.2       Amendment Procedures. Except as provided in Section 13.1, all amendments to this Agreement shall be made in accordance with the following requirements: Amendments to this Agreement may be proposed only by or with the consent of the Manager which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the Members.

ARTICLE XIV

MERGER

14.1       Authority. The Company may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Texas or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

14.2       Procedure for Merger or Consolidation. Merger or consolidation of the Company pursuant to this Article XIV requires the prior approval of the Manager. If the Manager shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Manager shall approve the Merger Agreement, which shall set forth:

(a)          The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b)          The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c)	The terms and conditions of the proposed merger or consolidation;

(d)          The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e)          A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f)           The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g)          Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Manager.

14.3       Approval by the Members of Merger or Consolidation.

(a)          Except as provided in Section 14.3(d), the Manager, upon its approval of the Merger Agreement, shall direct that a copy or a summary of the Merger Agreement be submitted to the Members for its approval.

(b)          Except as provided in Section 14.3(d) the Merger Agreement shall be approved upon receiving the approval of the Members.

(c)          Except as provided in Section 14.3(d), after such approval by the Members, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)          Notwithstanding anything else contained in this Article XIV or in this Agreement, the Manager is permitted, in its discretion and without Member approval, to (i) convert the Company or any Group Member to another type of limited liability entity as provided by Section 10.101 of the Texas Act or (ii) merge the Company or any Group Member into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Company or other Group Member, provided that in any such case (A) Manager has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of the Members or of any limited partner of the MLP or cause the Company or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (C) the governing instruments of the new entity provide the Members with rights and obligations that are, in all material respects, the same rights and obligations of the Members hereunder.

14.4       Certificate of Merger. Upon the required approval by the Manager and the Members of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Texas in conformity with the requirements of the Texas Act.

14.5       Effect of Merger.

(a)          At the effective time of the certificate of merger:

(i)           all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)          the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)         all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)         all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b)          A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

GENERAL PROVISIONS

15.1       Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when received by it at the principal office of the Company referred to in Section 2.3.

15.2       References. Except as specifically provided as otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

15.3       Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.4       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.5       Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.6       Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

15.7       Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

15.8       Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

15.9       Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

15.10     Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15.11     Amendments to Reflect GP Reorganization Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the GP Reorganization Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MANAGER ENTERPRISE PRODUCTS OLPGP, INC. By: /s/ Stephanie C. Hildebrandt Name: Stephanie C. Hildebrandt Title: Vice President	MEMBERS ENTERPRISE PRODUCTS OLPGP, INC. By: /s/ Stephanie C. Hildebrandt Name: Stephanie C. Hildebrandt Title: Vice President
ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products GP, LLC, as general partner By: /s/ Stephanie C. Hildebrandt Name: Stephanie C. Hildebrandt Title: Vice President

Attachment I

DEFINITIONS

“Additional Members” means a Person admitted to the Company as a Members pursuant to Section 10.3 and who is shown as such on the books and records of the Company.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-l(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii). Once an Adjusted Property is deemed contributed to a new partnership for federal income tax purposes in exchange for an interest in the new partnership, followed by the deemed liquidation of the Company for federal income tax purposes upon a termination of the Company pursuant to Treasury Regulation Section 1.708-(b)(l)(iv), such property shall thereafter constitute a Contributed Property until the carrying value of such property is subsequently adjusted pursuant to Section 5.4(d)(i) or 5.4(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with (either directly or indirectly), the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Manager using such reasonable method of valuation as it may adopt. The Manager shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of

Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Company Agreement of Enterprise Products Operating LLC, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Membership Interests of a Member have been transferred in the manner permitted under this Agreement but who has not been admitted as a Substituted Member.

“Audit and Conflicts Committee” means a committee of the board of directors of the MLP Manager composed entirely of two or more directors who are neither security holders, officers nor employees of the MLP General Partner nor officers, directors or employees of any Affiliate of such entity.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from (A) borrowings for working capital purposes made subsequent to the end of such Quarter or (B) Interim Capital Transactions after the end of such Quarter designated by the Manager as Operating Surplus in accordance with clause (a)(iii)(A) of the definition of Operating Surplus, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Manager to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and anticipated for the future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 of the MLP Agreement in respect of any one or more of the next four Quarters; provided, however, that the Manager may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the MLP is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Manager so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying

Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 5.4.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of the determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.4(d)(i) and 5.4(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the Manager.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Texas as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Closing Date” means the first date on which Common Units were sold by the MLP to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” has the meaning assigned to such term in the MLP Agreement.

“Company” means Enterprise Products Operating LLC, a Texas limited liability company, and any successors thereto.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Texas Act, but excluding cash, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to

Section 5.4(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(ix).

“Delaware Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Enterprise Products Operating L.P, as amended and in effect immediately prior to the Conversion.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“EPC” means Enterprise Products Company, a Delaware corporation.

“EPC PartnersII” means EPC PartnersII, Inc., a Delaware corporation.

“EPCO Agreement” has the meaning assigned to such term in the MLP Agreement.

“Event of Resignation” has the meaning assigned to such term in Section 11.1.

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of December 10, 2003 among the Delaware Partnership, the MLP, the OLPGP and the MLP General Partner.

“Group Member” means a member of the Partnership Group.

“Indemnitee” means (a) the Manager and any Person who is or was an Affiliate of the Manager, (b) any Person who is or was a member, director, officer, employee, agent or trustee of the MLP or any Group Member, (c) any Person who is or was an officer, member, partner, director, employee, agent or trustee of the Manager or any Affiliate of the Manager, or any Affiliate of any such Person and (d) any Person who is or was serving at the request of the Manager or any such Affiliate as a director, officer, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Interim Capital Transactions” has the meaning assigned to such term in the MLP Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the winding up of the Company of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the Members have the right to elect to reconstitute the Company and continue its business has expired without such an election being made, and (b)in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 12.3.

“Manager” means (i) OLPGP in its capacity as the sole manager of the Company prior to its removal or resignation and (ii) any other Person designated as a manager of the Company pursuant to the terms of this Agreement. References herein to actions taken by the Manager prior to the Effective Time of the Merger and after December 10, 2003, shall refer to actions taken by OLPGP in its capacity as the sole general partner of the Delaware Partnership, and references to actions by the Manager prior to December 10, 2003, shall refer to the MLP General Partner, as the predecessor of OLPGP as general partner of the Delaware Partnership.

“Members” means OLPGP, the MLP and any other Person that is admitted to the Company as a member pursuant to the terms and conditions of this Agreement, but does not include any Person from and after the time such Person ceases to be a member (within the meaning of the Texas Act).

“Membership Interest” means the membership interest of a Member in the Company.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” has the meaning assigned to such term in the MLP Agreement.

“MLP” has the meaning assigned to such term in the introductory paragraph hereof.

“MLP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated May 15, 2002, as amended, supplemented or restated from time to time.

“MLP General Partner” means Enterprise Products GP, LLC and its successors and permitted assigns in its capacity as general partner of the MLP.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain (other than those items taken into account in the computation of Net

Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d).

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.4(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-l(a)(2).

“OLPGP” has the meaning assigned to such term in the introductory paragraph hereof.

“OLP Subsidiary” means a Subsidiary of the Company.

“Operating Surplus” has the meaning assigned to such term in the MLP Agreement.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company, the Manager or any of their Affiliates) acceptable to the Manager in its reasonable discretion.

“Over-Allotment Option” has the meaning assigned to such term in the MLP Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partnership Group” means the Company and the OLP Subsidiaries, treated as a single consolidated entity.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Securities” shall have the meaning given to such term in the MLP Agreement.

“Percentage Interest” means as of the date of such determination (a) as to OLPGP, 0.001% and (b) as to the MLP, 99.999%.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No.333-52537), as it has been or as it may be amended or supplemented from time to time, filed by the MLP with the Securities and Exchange Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iii), 6.1(d)(v), 6.1(d)(vi) or 6.1(d)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Restricted Activities” has the meaning assigned to such term in the MLP Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Audit and Conflicts Committee.

“Subordinated Unit” has the meaning assigned to such term in the MLP Agreement.

“Subordination Period” has the meaning assigned to such term in the MLP Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof or (c) any other Person (other than a corporation or a partnership) in which such person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Members” means a Person who is admitted as a Member to the Company pursuant to Section 10.2 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Texas Act” means the Texas Limited Liability Company Law, a part of the Texas Business Organizations Code, as amended, supplemented or restated from time to time, and any successor to such statute.

“Transfer” has the meaning assigned to such term in Section 4.1(a).

“Underwriter” means each Person named as an underwriter in Exhibit A to the Underwriting Agreement that purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated July 27, 1998, among the Underwriters, the MLP, the Manager and certain other parties, providing for the purchase of Common Units by such Underwriters.

“Unit” has the meaning assigned to such term in the MLP Agreement.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.